Exhibit d (27) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

Amendment #1 to Exhibit A

Federated Insurance Series

Federated Kaufmann Fund II

Sub-Advisory Contract

Effective June 1, 2014, for all services rendered by Sub-Adviser hereunder, Adviser shall pay Sub-Adviser a Sub-Advisory Fee equal to 1.066 of 1% of the average daily net assets of the above-mentioned portfolio. The Sub-Advisory Fee shall be accrued daily, and paid daily as set forth in the Primary Advisory Contract dated December 1, 1993.

This Exhibit duly incorporates by reference the Sub-Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers this 2nd day of June, 2015.

FEDERATED INVESTMENT

MANAGEMENT COMPANY

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President/CEO

FEDERATED GLOBAL INVESTMENT

MANAGEMENT CORP.

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President/CEO